                                                                        EX. 23.3

                           [GOLDMAN SACHS LETTERHEAD]

PERSONAL AND CONFIDENTIAL

December 20, 1996

Board of Directors
Chateau Properties, Inc.
19500 Hall Road
Clinton Township, MI 48038

Re: Registration Statement of Chateau Properties, Inc.
   relating to Common Stock being registered in connection with the merger of ROC Communities, Inc.
   with a subsidiary of Chateau Properties, Inc.

Gentlemen:

    Reference is made to our opinion letter dated September 17, 1996 with respect to the fairness to Chateau Properties, Inc. (the "Company") of the Exchange Ratio (as hereafter defined) pursuant to the Amended and Restated Agreement and Plan of Merger dated as of September 17, 1996 (the "Restated Agreement"), among the Company, ROC Communities, Inc. ("ROC") and R Acquisition Sub, Inc. ("R Sub"), a wholly-owned subsidiary of the Company. Pursuant to the Restated Agreement, ROC will be merged with R Sub (the "Merger") and each outstanding share of common stock, par value $0.01 per share, of ROC will be converted into the right to receive 1.042 shares of common stock, par value $0.01 per share, of the Company (such exchange ratio is herein referred to as the "Exchange Ratio"). Reference is also made to the oral opinion of our Firm as to the inadequacy of the MHC Offer (as defined in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement).

    The foregoing opinions are for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to refer to the foregoing opinions (and include the foregoing opinion letter) in the above-referenced Registration Statement.

Chateau Properties, Inc.
December 20, 1996
Page Two

    In that regard, we hereby consent to the reference to the opinion of our Firm contained in the foregoing opinion letter under the captions "Summary--Recommendations of the Board of Directors; Reasons for the Merger--Chateau," "Summary--Opinions of Financial Advisors--Chateau; Opinions of Merrill Lynch and Goldman Sachs," "The Proposed Merger and Related Matters--Background of the Merger," "The Proposed Merger and Related Matters--Recommendation of the Chateau Board; Reasons for the Merger" and "The Proposed Merger and Related Matters--Opinions of Financial Advisors to Chateau--Goldman Sachs" and to the inclusion of the foregoing opinion letter in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In addition we hereby consent to the reference to the oral opinion of our Firm as to the inadequacy of the MHC Offer under the captions "The Proposed Merger and Related Matters--Recommendation of the Chateau Board; Reasons for the Merger" and "The Proposed Merger and Related Matters--Opinions of Financial Advisors to Chateau--Financial Analyses" in such Joint Proxy Statement/Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
----------------------------
(Goldman, Sachs & Co.)